Exhibit 99.1


         Spectrum Brands Reports Second Quarter 2007 Financial Results



    ATLANTA--(BUSINESS WIRE)--May 10, 2007--Spectrum Brands, Inc., (NYSE:SPC) a global consumer products company with a diverse portfolio of world-class brands, announced second quarter net sales of $439.7 million and a net loss of $4.77 per share for the quarter ended April 1, 2007. Excluding certain items which management believes are not indicative of the company's on-going normalized operations, the company generated a diluted loss per share of $0.18. These items
Include:

    -- pretax restructuring and related charges of $16.5 million, or $0.17 per share net of tax, associated with the rationalization of the company's Latin American and European businesses, the ongoing integration of the Global Pet Supplies business, and company-wide cost reduction initiatives announced in January;

    -- a non-cash pretax impairment charge of $214.0 million, or $3.84 per share net of tax, related to goodwill carried on the company's books (see further discussion below);

    -- $36.2 million, or $0.42 per share, of charges associated with a pre-payment premium incurred in connection with the refinancing of the company's senior credit facility and the write-off of deferred financing fees;

    -- professional fees of $3.9 million, or $0.05 per share, incurred in connection with the Home & Garden business sales process; and

    -- a loss from discontinued operations, net of tax, of $6.4 million, or $0.13 per share, related to the Home & Garden business, which is being held for sale.

    During the second quarter of fiscal 2006, the company reported earnings per share of $0.01, which included earnings from discontinued operations, net of tax, of $0.04 per share, restructuring and related charges of $0.05 per share, and a gain on the sale of manufacturing facilities of $0.10.

    Spectrum Brands' second quarter net sales were $439.7 million, compared with net sales of $414.7 million in the comparable period last year, an increase of 5.6 percent. The Global Batteries and Personal Care business segment generated year over year sales growth of 7.4 percent, with sales improvement in all geographic regions. Global battery sales increased 8.8 percent and sales of Remington branded products increased 3.4 percent. The Global Pet Supplies business segment also reported sales growth of 3.4 percent. Favorable foreign exchange rates had a $12.9 million positive impact on net sales during the quarter. Reported net sales exclude sales from the company's Home & Garden division, which is accounted for as a discontinued operation. The Home & Garden business generated $220.2 million in net sales during the quarter, a year over year increase of
4.7 percent.

    Gross profit and gross margin for the quarter were $164.6 million and 37.4 percent, respectively, versus $158.9 million and 38.3 percent for the same period last year. Restructuring and related charges of $6.7 million were included in the current quarter's cost of goods sold; cost of goods sold in the comparable period last year included $0.4 million in similar charges. Prior to taking those restructuring and related charges into account, gross margin improved as the positive impact of price increases and increased volume offset increased raw material costs.

    The company generated a second quarter operating loss of $209.9 million versus income of $18.1 million in the same quarter of fiscal 2006. The primary reasons for the decline were the $214.0 goodwill impairment charge and significantly increased restructuring and related charges of $16.5 million in fiscal 2007 compared with $4.2 million in the prior year. Other factors include increased distribution expense of approximately $5.8 million and higher commodity costs, including an increase of approximately $2.0 million in zinc costs.

    "This quarter marked the completion of a number of critical accomplishments," said David Jones, chairman and chief executive officer at Spectrum Brands. "First, I am pleased with the solid revenue growth generated this quarter from all of our major product lines, particularly the significant improvement in global battery sales. In addition, we successfully refinanced the company's senior debt facility to provide additional liquidity and flexibility, and made significant progress in our ongoing cost reduction program, the benefits of which will be seen in the financial results for the second half of fiscal 2007 and beyond. We continue to focus on strengthening our capital structure through future strategic asset sales."

    Second Quarter Segment Results

    The company's Global Batteries and Personal Care segment reported net sales of $297.2 million, compared with $276.8 million reported last year. Foreign exchange translation contributed $10.1 million. Battery sales increased nine percent versus year ago results, with improvement in all geographic regions. In North America, Rayovac alkaline battery sales to consumers at retail increased eleven percent, in large part due to the successful implementation of price increases in January 2007. Latin American battery sales trends showed growth of eleven percent, benefiting from pricing and product mix. In Europe, while battery conditions remain challenging, the positive impact of the strong Euro was more than enough to offset the impact of negative product mix shifts. Remington branded products grew three percent during the quarter, primarily as a result of distribution and market share gains in Europe and Latin America. Segment profitability for Global Batteries and Personal Care was $22.1 million, an improvement over last year's $13.4 million, primarily driven by higher sales.

    Global Pet Supplies net sales were $142.5 million versus $137.8 million in the prior year. Companion animal product sales grew 12.5 percent, while global aquatics sales were flat as compared with last year. Favorable foreign exchange translation contributed $2.8 million. Segment profitability for the quarter was $16.4 million compared with $19.0 million last year, primarily a function of transitional cost inefficiencies associated with ongoing manufacturing consolidation.

    Corporate expenses were $17.9 million as compared to $10.1 million in the prior year period. Fiscal 2007 second quarter expense included a $3.9 million write-off of deal costs associated with the company's decision to sell the Home & Garden business, and $3.6 million attributable to incentive compensation accruals. Fiscal 2006 expense included no such accruals.

    Interest expense increased to $69.2 million from $29.9 million in the comparable prior year period, primarily due to a prepayment premium of $11.6 million associated with the refinancing of the company's senior credit facility and the write-off of debt issuance costs of $24.6 million.

    As previously disclosed, Spectrum Brands is holding its Home & Garden business for sale, and will continue to report Home & Garden as discontinued operations until such time as a transaction is consummated. The impact of Home & Garden during the quarter was a loss of $6.4 million as compared with income of $3.4 million in the prior year. Operating income was $14.6 million versus $20.6 million last year. Year over year sales growth of five percent was offset by an increase in raw materials, manufacturing inefficiencies and increased selling and merchandising expense. Also included in the quarterly results were a $3.3 million increase in interest expense caused by higher borrowing rates and a one-time income tax charge of $5 million. Consumer purchases of Spectrum Brands' home and garden products at retail grew 18 percent in the quarter as compared with the prior year period.

    Impairment Charge

    The company recorded a non-cash goodwill impairment charge of $214.0 million during the quarter, writing off all of the fair value of goodwill related to its North American batteries and personal care businesses, which are included in the company's Global Batteries & Personal Care segment. This charge resulted from an evaluation of goodwill and indefinite-lived intangibles as required by SFAS 142, "Goodwill and Other Intangible Assets", and was primarily triggered by more conservative future growth assumptions and the decline in the company's market capitalization during the quarter. There is no impact to cash, cash flow or the company's expectations for future operations as a result of this charge.

    Webcast Information

    Spectrum Brands will hold a conference call at 8:30 a.m. (ET), May 10, 2007, to further discuss its second quarter results. The call will be accessible via webcast through the company's website, www.spectrumbrands.com, and will be archived online until May 24, 2007.

    Non-GAAP Measurements

    Within this release, reference is made to adjusted diluted earnings per share. See attached Table 3, "Reconciliation of GAAP to Adjusted Diluted Earnings Per Share," for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share. Spectrum Brands management and some investors use adjusted diluted earnings per share as one means of analyzing the company's current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands management believes that adjusted diluted earnings per share provides useful supplemental information, such adjusted results are not intended to replace the company's GAAP financial results and should be read in conjunction with those GAAP results.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K.

    The company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

    Attached

    Table 1 - Condensed Consolidated Statements of Operations

    Table 2 - Supplemental Financial Data

    Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per
Share



                               Table 1
                        SPECTRUM BRANDS, INC.
           Condensed Consolidated Statements of Operations
  For the three and six months ended April 1, 2007 and April 2, 2006
                             (Unaudited)
               (In millions, except per share amounts)



                                                 THREE MONTHS
                                         -----------------------------
                                          F2007     F2006 (a) INC(DEC)
                                                                 %
                                         --------   ----------

Net sales                                 $439.7    $414.7       6.0%
Cost of goods sold                         268.4     255.4
Restructuring and related charges            6.7       0.4
                                         --------   -------
   Gross profit                            164.6     158.9       3.6%

Selling                                     98.9      89.9
General and administrative                  45.1      39.9
Research and development                     6.7       7.2
Restructuring and related charges            9.8       3.8
Goodwill and intangibles impairment        214.0         -
                                         --------   -------

Total operating expenses                   374.5     140.8

    Operating income                      (209.9)     18.1

Interest expense                            69.2 (b)  29.9
Other expense (income), net                  2.6      (6.6)
                                         --------   -------

   (Loss) Income from continuing
    operations before income taxes        (281.7)     (5.2)

Income tax (benefit) expense               (50.6)     (3.8)
                                         --------   -------

   (Loss) Income from continuing
    operations                            (231.1)     (1.4)

(Loss) Income from discontinued
 operations, net of tax                     (6.4)(c)   1.9 (d)
                                         --------   -------

    Net (loss) income                    $(237.5)     $0.5
                                         ========   =======

Average shares outstanding (f)              49.8      49.5

(Loss) Income from continuing operations  $(4.64)   $(0.03)
Income (Loss ) from Discontinued
 operations                                (0.13)(g)  0.04
                                         --------   -------
Basic (loss) earnings per share           $(4.77)    $0.01
                                         ========   =======

Average shares and common stock
 equivalents outstanding (e)                49.8      51.0

(Loss) Income from continuing operations  $(4.64)   $(0.03)
Income (Loss ) from Discontinued
 operations                                (0.13)(f)  0.04
                                         --------   -------
Diluted (loss) earnings per share         $(4.77)    $0.01
                                         ========   =======





                                                  SIX MONTHS
                                        ------------------------------
                                          F2007     F2006 (a) INC(DEC)
                                                                 %
                                        ---------   ----------

Net sales                               $1,004.2    $980.9        2.4%
Cost of goods sold                         618.1     596.4
Restructuring and related charges           12.6       1.7
                                        ---------   -------
   Gross profit                            373.5     382.8       -2.4%

Selling                                    224.9     198.2
General and administrative                  82.1      79.6
Research and development                    13.6      14.4
Restructuring and related charges           11.2       4.9
Goodwill and intangibles impairment        214.0         -
                                        ---------   -------

Total operating expenses                   545.8     297.1

    Operating income                      (172.3)     85.7

Interest expense                           101.0      59.7
Other expense (income), net                  3.6      (5.1)
                                        ---------   -------

   (Loss) Income from continuing
    operations before income taxes        (276.9)     31.1

Income tax (benefit) expense               (49.1)      9.5
                                        ---------   -------

   (Loss) Income from continuing
    operations                            (227.8)     21.6

(Loss) Income from discontinued
 operations, net of tax                    (28.5)(c) (18.7)(e)
                                        ---------   -------

    Net (loss) income                    $(256.3)     $2.9
                                        =========   =======

Average shares outstanding (f)              49.8      49.5

(Loss) Income from continuing
 operations                               $(4.57)    $0.44
Income (Loss ) from Discontinued
 operations                                (0.57)    (0.38)
                                        ---------   -------
Basic (loss) earnings per share           $(5.14)    $0.06
                                        =========   =======

Average shares and common stock
 equivalents outstanding (e)                49.8      50.8

(Loss) Income from continuing
 operations                               $(4.57)    $0.43
Income (Loss ) from Discontinued
 operations                                (0.57)    (0.37)
                                        ---------   -------
Diluted (loss) earnings per share         $(5.14)    $0.06
                                        =========   =======



(a) The Company's Home & Garden business, discontinued effective October 1, 2006, is excluded from continuing operations for all periods presented. Certain amounts have been reclassified in the three and six months ended April 2, 2006 to conform to the current year classification and present this business as discontinued operations.

(b) For the three and six months ended April 1, 2007, includes the write-off of deferred financing fees and a prepayment premium of $15.7 million and $11.6 million, respectively, related to the Company's previously existing credit facilities which were refinanced on March 30, 2007. Also included in interest expense for the three and six months ended April 1, 2007 is the write-off of deferred financing fees of $8.9 million related to the exchange of the Company's $350 million 8 1/2% senior subordinated notes due October 1, 2013.

(c) For the three and six months ended April 1, 2007, reflects the after-tax net loss of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006.

(d) For the three months ended April 2, 2006, includes the $3.4 million after-tax net income of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006. In addition, for the three months ended April 2, 2006, includes the $1.5 million after-tax net loss of the fertilizer technology and Canadian professional fertilizer business of Nu-Gro for which the Company discontinued operations effective October 1, 2005.

(e) For the six months ended April 2, 2006, includes the $13.4 million after-tax net loss of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006. In addition, for the six months ended April 2, 2006, includes the $5.3 million after-tax net loss of the fertilizer technology and Canadian professional fertilizer business of Nu-Gro for which the Company discontinued operations effective October 1, 2005.

(f) For the three and six months ended April 1, 2007, we have not assumed the exercise of common stock equivalents as a impact would be antidilutive.

(g) Per share figures calculated prior to rounding.




                               Table 2
                        SPECTRUM BRANDS, INC.
                     Supplemental Financial Data
  For the three and six months ended April 1, 2007 and April 2, 2006
                             (Unaudited)
                           ($ In millions)

Supplemental Financial Data        F2007     F2006
-------------------------------- --------- ---------
Cash                               $118.2     $14.6

Trade receivables, net (b)         $256.2    $391.2
  Days Sales Outstanding (c)           51        49

Inventory, net (b)                 $348.8    $485.6
  Inventory Turnover (d)              3.4       3.3

Total Debt                       $2,659.8  $2,282.7

                                     THREE MONTHS        SIX MONTHS
                                 ------------------- -----------------
Supplemental Cash Flow Data        F2007     F2006     F2007    F2006
-------------------------------- --------- --------- --------- -------
Depreciation and amortization,
 excluding amortization of debt
     issuance costs                 $18.8     $22.2     $36.6   $43.4

Capital expenditures                 $5.1    $ 17.6     $12.8  $ 34.4

                                     THREE MONTHS        SIX MONTHS
                                 ------------------- -----------------
Supplemental Segment Sales &
 Profitability                     F2007     F2006     F2007    F2006
-------------------------------- --------- --------- --------- -------

Net Sales
--------------------------------
   Global Batteries & Personal
    Care                           $297.2   $ 276.8    $724.0  $710.3
   Global Pet Supplies              142.5     137.8     280.2   270.6
                                 --------- --------- --------- -------
       Total net sales             $439.7    $414.7  $1,004.2  $980.9
                                 ========= ========= ========= =======

Segment Profit
--------------------------------
   Global Batteries & Personal
    Care                            $22.1     $13.4     $62.0   $75.8
   Global Pet Supplies               16.4      19.0      34.7    36.8
                                 --------- --------- --------- -------
       Total segment profit          38.5      32.4      96.7   112.6

   Corporate                         17.9      10.1      31.2    20.3
   Restructuring and related
    charges                          16.5       4.2      23.8     6.6
   Goodwill and intangibles
    impairment                      214.0         -     214.0       -
   Interest expense                  69.2      29.9     101.0    59.7
   Other expense, net                 2.6      (6.6)      3.6    (5.1)
                                 --------- --------- --------- -------

       (Loss) Income from
        continuing operations
        before income taxes       $(281.7)    $(5.2)  $(276.9)  $31.1
                                 ========= ========= ========= =======

(a) As of January 1, 2007, the Company began managing its business in three reportable segments: (i) Global Batteries & Personal Care, which consists of the Company's world-wide battery, shaving and grooming, personal care and portable lighting business (the "Legacy Businesses"); (ii) Global Pet Supplies, which consists of the acquired United Pet Group, Tetra and Jungle Labs businesses; and
 (iii) Home & Garden, which consists of the discontinued Home and Garden Business. In connection with this realignment of reportable segments, costs associated with Global Operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which were previously reflected in Corporate expenses, have been embedded within each of the operating segments. In addition, certain general and administrative expenses necessary to reflect the operating segments on a stand alone basis, which were previously reflected as Corporate expenses, have been allocated to the operating segments.
 Accordingly, Corporate expenses include only those general and administrative expenses associated with corporate overhead and long-term compensation plans. All prior periods presented above have been restated to reflect the changes described above. For the three and six month period ended 4/1/2007, general and administrative expenses included $3.9 million of professional fees incurred in connection with the sale of Company's Home & Garden business discontinued effective October 1, 2006.

(b) Trade receivables, net and Inventory, net as of April 1, 2007 exclude amounts related to our discontinued Home & Garden business as these amounts are classified as Assets held for sale, effective October 1, 2006. Comparable balances as of April 2, 2006 include amounts for our Home & Garden business.

(c)  Reflects actual days sales outstanding at end of period.

(d) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end

(e) Amounts may not foot due to rounding




                               Table 3
                        SPECTRUM BRANDS, INC.
    Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
  For the three and six months ended April 1, 2007 and April 2, 2006
                             (Unaudited)



                                 THREE MONTHS          SIX MONTHS
                               -----------------   -------------------
                                F2007     F2006     F2007    F2006
                               -------   -------   -------   ------
Diluted (loss) earnings per
 share, as reported            $(4.77)    $0.01    $(5.14)   $0.06

Adjustments, net of tax:
 Restructuring and related
  charges                        0.17 (a)  0.05 (b)  0.28 (c) 0.09 (d)
 Goodwill impairment             3.84 (e)     -      3.84 (e)    -
 Re-financing costs              0.42 (f)     -      0.42 (f)    -
 Disposition costs               0.05 (g)     -      0.05 (g)    -
 Discontinued operations         0.13 (h) (0.04)(i)  0.57 (h) 0.37 (i)
 Other adjustments              (0.02)(j) (0.10)(k) (0.07)(l)(0.08)(m)
                               -------   -------   -------   ------
                                 4.59     (0.08)     5.09     0.37

Basic (loss) earnings per
 share, as adjusted            $(0.18)   $(0.07)   $(0.05)   $0.43
                               =======   =======   =======   ======




Note: Per share figures calculated prior to rounding.

(a) For the three months ended April 1, 2007, reflects $8.7 million, net of tax, of restructuring and related charges as follows: (i) $4.8 million for the integration of United and Tetra; (ii) $2.6 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $1.3 million for the Global restructuring announced January 10, 2007.

(b) For the three months ended April 2, 2006, reflects $2.8 million, net of tax, of restructuring and related charges as follows: (i) $0.8 million primarily for the integration of United and Tetra (ii) $2.2 million for a series of actions in Europe to reduce operating costs and rationalize operating structure; and (iii) ($0.2) million associated with the completion of activities associated with the closure of our manufacturing facility in Breitenbach, France.

(c) For the six months ended April 1, 2007, reflects $13.8 million, net of tax, of restructuring and related charges as follows: (i) $7.7 million for the integration of United and Tetra; (ii) $4.8 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $1.3 million for the Global restructuring announced January 10, 2007.

(d) For the six months ended April 2, 2006, reflects $4.4 million, net of tax, of restructuring related charges as follows: (i) $1.6 million primarily for the integration of United and Tetra (ii) $2.8 million for a series of actions in Europe to reduce operating costs and rationalize operating structure.

(e) For the three and six months ended April 1, 2007, reflects an impairment charge of $191.2 million, net of tax, for the write-off of goodwill of our North America batteries and personal care business (which as of January 1, 2007 is included in our Global Batteries and Personal care business segment) as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(f) For the three and six months ended April 1, 2007 reflects $21.1 million, net of tax, of charges associated with a refinancing of the Company's debt as follows: (i) $14.3 million write-off of deferred financing fees associated with the Senior term debt and the $350 8 1/2% Senior subordinated notes; (ii) $6.8 million pre-payment penalty associated with the Senior term debt.

(g) For the three and six months ended April 1, 2007 general and administrative expenses include $2.3 million, net of tax, representing professional fees incurred in connection with the sale of Company's Home & Garden business discontinued effective October 1, 2006.

(h) Reflects the loss from discontinued operations, net of tax, of the Company's Home & Garden business, discontinued effective October 1, 2006.

(i) Reflects the income(loss), net of tax, of the Home & Garden business segment, discontinued effective October 1,2006. In addition, the three and six month periods ended April 2, 2006 include the fertilizer technology and Canadian professional fertilizer businesses of Nu-Gro, disposed of in January 2006.

(j) For the three months ended April 1, 2007, general and administrative expenses include $.8 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes $.3 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(k) For the three months ended April 2, 2006, general and administrative expenses include $.2 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. Other income includes $5.1 million, net of tax, gain on sale of the Company's Bridgeport, CT and Madison, WI manufacturing facilities. In addition, interest expense includes $.1 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(l) For the six months ended April 1, 2007, general and administrative expenses include $2.4 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes $.9 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(m) For the six months ended April 2, 2006, general and administrative expenses include $.1 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. Other income includes a $5.1 million net of tax, gain on sale of the Company's Bridgeport, CT and Madison, WI manufacturing facilities. In addition, interest expense includes $1.7 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, cost of goods sold includes $.1 million reflecting an inventory valuation adjustment related to the fair value write-up of Jungle Lab inventory in accordance with the requirements of SFAS 141.


    CONTACT: Spectrum Brands, Inc.
             Investor Contact:
             Nancy O'Donnell, 770-829-6208
             VP Investor Relations
             or
             Sard Verbinnen & Co for Spectrum Brands
             Media Contact:
             Victoria Hofstad, 212-687-8080
             or
             Jamie Tully, 212-687-8080